Meeting of Shareholders

Of
Bishop Street Dividend Value Fund (the Fund) a series of Bishop Street Funds

May 24, 2010



INSPECTORS REPORT

	I, the undersigned, duly appointed Inspector of Election, acting at the special meeting of shareholders of the Fund, held this day, having taken an oath to fairly and impartially perform my duties and having conducted the voting and received the votes of the shareholders cast by ballots, do hereby certify that:

Proposal:   that a new investment sub-advisory
agreement between Bishop Street Capital
Management and Columbia Management
Investment Advisers, LLC.


I declare:   That a majority of the outstanding
voting securities (as defined in the
Investment Company of 1940, as amended) of the Fund have voted in favor of the proposal as stated herein.

	No. of Shares	% of
Outstanding Shares	% of Shares
Present
Affirmative	6,198,608	97.00	100.00
Against	0	0	0
Abstain	0	0	0
Total 	6,198,608	97.00	100.000%


IN WITNESS WHEREOF, the undersigned has executed this report on this 24th day of May, 2010.

						  /s/  Mandy
Albano
						Mandy Albano
						Inspector of
Election





SEI 119220-2